tbeck capital inc

Ronald G. Williams | President

One Park Place | 230 N. Park Blvd., Ste. 106 | Grapevine, TX 76051

Tel (817) 310-2231 | Fax (817) 416·2535 | tbeck@aol.com,

August 9, 2007

RE: Letter Agreement for ISS Lock Up

Gentlemen:

In order to maintain an orderly public market for Intuitive System Solutions, Inc., and in consideration of the funding of $750,000 to Intuitive System Solutions, Inc., for the execution of its expansion plan, you agree to sell no shares you receive in the ISS merger into a publicly traded company for a period of two years from the date of such merger into the public market or the effectiveness of a registration statement filed with the SEC registering your shares, whichever shall first occur. The exception to this is a request to sell your restricted shares to a private entity submitted and approved by Joe Pardo or Ron Williams prior to any such transaction. This restriction will apply to all members of your immediate family, a trust of which you or your families are the beneficiaries or entities in which you have a substantial interest.

Please indicate your agreement by signing below and delivering this letter before closing of the reorganization.

Sincerely,

Ronald G. Williams

AGREED AND ACCEPTED:

/s/ Jody Hanley

Jody Hanley

/s/ Manuel Ruiz

Manuel Ruiz

/s/ Robert Chance

Robert Chance